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                                                                Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of Aames Financial Corporation ("AFC") to be filed September 16, 1996 of our report dated August 16, 1996, relating to the balance sheets of One Stop Mortgage, Inc. as of June 30, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1996 through June 30, 1996 and the period August 24, 1995 (inception) through December 31, 1995, which report appears in AFC's report on Form 8-K filed with the United States Securities and Exchange Commission on September 12, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG Peat Marwick LLP



Orange County, California
September 20, 1996